Exhibit 99.1
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Lending Club Hires McKinsey Partner Sameer Gulati as Chief Operations Officer and Promotes Scott Sanborn to President
Management Addition & Promotion Reflect Continued Company Growth and Scale
SAN FRANCISCO, April 21, 2016 -- Lending Club (NYSE: LC) today announced the addition of Sameer Gulati, who will join the company May 16 in the newly-created position of Chief Operations Officer, and the promotion of Scott Sanborn to President.
Gulati will join Lending Club from McKinsey & Company where he was a partner and leader of the Digital Banking practice. He will report to CEO Renaud Laplanche and have responsibility over Lending Club’s Operations and Corporate Strategy.
Sanborn joined Lending Club as Chief Marketing Officer in 2010 and was promoted to Chief Operating and Marketing Officer in 2013. In his new role, Sanborn will oversee the company's product lines (personal loans, small business and patient and education financing) as well as marketing and product development.
“Scott and Sameer are world-class executives who have proven their effectiveness in building and managing high-performing teams” Laplanche said. “They both embrace Lending Club’s mission of making credit more affordable and investing more rewarding, and are both passionate about using technology and better processes to design and deliver products that change people’s lives. We are fortunate to be able promote Scott and hire Sameer into these two new roles in the company.”
Gulati has more than a decade of experience advising global and emerging financial services institutions on topics in retail banking, consumer credit, digital payments, and risk management. Prior to that, he spent several years in technology roles implementing solutions for financial services players. He holds an MBA in strategy and entrepreneurship from the University of Chicago Booth School of Business and a B. Tech. in chemical engineering and computer science from the Indian Institute of Technology in New Delhi.
About Lending Club
Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. Since launching in 2007, the Lending Club platform has facilitated $16.0 billion in consumer loans and has more than doubled annual loan volume each year. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans made by WebBank, a Utah-chartered Industrial Bank, Member FDIC. Lending Club Notes are offered by prospectus filed with the SEC. Please consider the risks of investing.